                                                                     Exhibit 4.4

                              AS OF OCTOBER 6, 2005

                       CHINA GRENTECH CORPORATION LIMITED

                             GRENTECH (BVI) LIMITED

                        SHENZHEN GRENTECH COMPANY LIMITED

                  ACTIS CHINA INVESTMENT HOLDINGS NO. 1 LIMITED

                    STANDARD CHARTERED PRIVATE EQUITY LIMITED

                           JAFCO ASIA TECHNOLOGY FUND

                                   GAO YINGJIE

                     GUOREN INDUSTRIAL DEVELOPMENTS LIMITED

                                  ZHUANG KUNJIE

                            DRAG INVESTMENTS LIMITED

                                       AND

                        HENG XING YUE INVESTMENTS LIMITED

                                   ----------

                              AMENDED AND RESTATED
                             SHAREHOLDERS' AGREEMENT
                                   RELATING TO
                           CHINA GRENTECH CORPORATION
                                     LIMITED

                                   ----------

                                    CONTENTS

                                                                            PAGE
                                                                            ----
CLAUSE

1.    INTERPRETATION.....................................................     4
2.    PURPOSE OF THE COMPANY.............................................     8
3.    DIRECTORS AND MANAGEMENT...........................................     9
4.    RESERVED MATTERS...................................................    11
5.    INFORMATION AND REPORTING..........................................    17
6.    CONFIDENTIALITY....................................................    18
7.    RELATIONSHIP WITH THE FOUNDING SHAREHOLDERS AND THE INVESTORS......    21
8.    TRANSFER OF SHARES.................................................    24
9.    FURTHER ASSURANCES.................................................    25
10.   NON-ASSIGNMENT.....................................................    25
11.   WAIVER OF RIGHTS...................................................    27
12.   AMENDMENTS.........................................................    27
13.   INVALIDITY.........................................................    27
14.   NO PARTNERSHIP OR AGENCY...........................................    27
15.   ENTIRE AGREEMENT...................................................    27
16.   CONFLICT WITH MEMORANDUM AND ARTICLES..............................    28
17.   TERMINATION OF AGREEMENT...........................................    29
18.   EXIT...............................................................    29
19.   JOINT AND SEVERAL..................................................    31
20.   NOTICES............................................................    31
21.   SETTLEMENT OF DISPUTES.............................................    34
22.   COUNTERPARTS AND LANGUAGE..........................................    34
23.   GOVERNING LAW......................................................    34
24.   AGENT FOR SERVICE OF PROCESS.......................................    34


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

THIS AGREEMENT is made as of October 6, 2005

BETWEEN:

(1) CHINA GRENTECH CORPORATION LIMITED, incorporated under the laws of the Cayman Islands, whose registered office is at P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies (the COMPANY);

(2) GRENTECH (BVI) LIMITED, incorporated under the laws of the British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the BVI SUBSIDIARY);

(3) SHENZHEN GRENTECH COMPANY LIMITED, a wholly foreign owned enterprise established under the laws of the PRC, whose registered office is at Block A, 16F, Zhongyin Tower, Caitian North Road, Futian District, Shenzhen, PRC (the SUBSIDIARY);

(4) ACTIS CHINA INVESTMENT HOLDINGS NO. 1 LIMITED, a public company incorporated and existing under the laws of Mauritius, whose registered office is at Les Cascades, Edith Cavell Street, Port Louis, Mauritius (ACTIS);

(5) STANDARD CHARTERED PRIVATE EQUITY LIMITED, incorporated under the laws of Hong Kong, whose registered office is at 10th Floor, Standard Chartered Bank Building, 4-4A Des Voeux Road Central, Hong Kong (SCPE);

(6) JAFCO ASIA TECHNOLOGY FUND, incorporated under the laws of the Cayman Islands, whose registered office is at P.O. Box 309, Grand Cayman, Cayman Islands, British West Indies (JATF);

(7) MR. GAO YINGJIE, a PRC citizen at 23-402 Yitian Road Futian District, Shenzhen, Guangdong Province 518026, PRC;

(8) GUOREN INDUSTRIAL DEVELOPMENTS LIMITED, incorporated under the laws of the British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands;

(9) HENG XING YUE INVESTMENTS LIMITED, incorporated under the laws of the British Virgin Islands, whose registered office is at P.O.Box 957 Offshore Incorporations Centre Road Town, Tortola, British Virgin Islands;

(10) MR. ZHUANG KUNJIE, a PRC citizen at Longtang Park Huli District, Xiamen Fujian Province 361000 PRC; and

(11) DRAG INVESTMENTS LIMITED, incorporated under the laws of the British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.


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

WHEREAS:

(A) The Company holds 100% of the equity interest of the BVI Subsidiary, which in turn holds 100% of the registered capital of the Subsidiary.

(B) At the date of this Agreement, the Company has an authorized share capital of US$50,000 divided into 2,500,000,000 shares of US$0.00002 each.

(C) The Company has allotted and issued to the Investors (except Actis) and CDC Group PLC (CDC) Preference Shares. CDC transferred its Preference Shares to Actis on July 6, 2004.

(D) This Agreement sets out the terms governing the relationship of the Founding Shareholders, BVI Holdcos and the Investors as direct or ultimate shareholders in the Company.

IT IS AGREED as follows:

1.   INTERPRETATION

DEFINITIONS

1.1  In this Agreement:

ACCOUNTS means in relation to any Financial Year:

(a) its unaudited balance sheet (and the unaudited consolidated balance sheet, if any, of the Company and its Subsidiaries) as at the Accounts Date in respect of that Financial Year; and

(b) its unaudited profit and loss account (and the unaudited consolidated profit and loss account, if any, of the Company and its Subsidiaries) in respect of that Financial Year,

together with any notes, reports or statements included in or annexed to them;

ACCOUNTS DATE means, in relation to any Financial Year of the Company, the last day of that Financial Year;

AGREEMENT means this agreement;

ARTICLES means the Articles of Association of the Company;

BOARD means the Company's board of directors or any duly appointed committee of it;

BUDGET means the budget of the Company (including operating budget and capital expenditure budget) for a particular Financial Year in a format approved from time to time by the Board;


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

BUSINESS means the business intended to be carried on by the Company Group, as described in Clause 2.1;

BUSINESS DAY means a day (other than Saturday, Sunday or public holiday) on which banks generally are open in Hong Kong for a full range of business;

BUSINESS PLAN means a rolling business plan for the Company Group relating to the then current Financial Year and the three succeeding Financial Years to be updated annually;

BVI HOLDCOS means Heng Xing Yue Investments Limited, Drag Investments Limited and Guoren Industrial Developments Limited (and BVI HOLDCO shall be construed accordingly);

SALE means the acquisition (whether through a single transaction or a series of transactions) by a person or his Connected Persons of Shares or of an interest in Shares as a result of which such person(s) acquire(s) a Controlling Interest (as defined in the Articles) in the Company;

CHANGE OF CONTROL means, with respect to a BVI Holdco, any sale, assignment, transfer, pledge, hypothecation, mortgage, encumbrance or other type of disposal, whether through one or a series of transactions, by which a Founding Shareholder (or other BVI Holdco shareholder who executes a Deed of Adherence to the transfer restrictions in the Articles) ceases to hold 100% of the legal and beneficial interest of such BVI Holdco that such shareholder holds as of the date of execution of this Agreement;

COMPANY includes any body corporate, wherever incorporated;

COMPANY GROUP means the Company and the Subsidiaries from time to time;

COMPANY GROUP MEMBER means any member of the Company Group including, for the avoidance of doubt, the BVI Subsidiary and the Subsidiary;

COMPETITOR means any business operator on a list prepared by the Company that the Company shall update each quarter (or more frequently, if necessary to reflect the emergence of new competitors as a result of corporate mergers and acquisitions, strategic alliances or joint ventures) and provide to the Investors, provided that such list may consist of only those domestic PRC business operators that are actual competitors and/or have similar customer base as that of the Company Group in the markets in the PRC in which the Company operates in respect of its principal products;

COMPLETION means completion of the subscription of Shares by the Investors;

CONFIDENTIAL INFORMATION means information as that described in Clause 6.1(a) to
(c) herein and all information, know-how and records (in whatever form held) in any way connected with the Business including (without prejudice to the generality of the foregoing) without limitation all formulae, designs, specifications, drawings, data, operations and testing procedures, manuals and instructions and all customer and


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supplier lists, sales information, business plans and forecasts and all technical or other expertise and all computer software and all accounting and tax records, correspondence, orders and enquiries that are confidential or not generally known;

CONNECTED PERSON means

(a) in relation to an individual, that individual's spouse, co-habitee, children, grand-children and any Permitted Transferee (as defined in the Articles) of that individual; and

(b) in relation to an undertaking, any member of that undertaking's group and any Permitted Transferee (as defined in the Articles) of that undertaking;COSTS means liabilities, losses, damages, costs (including legal costs) and expenses (including taxation), in each case of any nature whatsoever;

DEED OF ADHERENCE means a deed in the form attached as Schedule 1 to be executed by any person who becomes a Shareholder;

DIRECTORS means the Company's directors;

EB DIVIDEND means the amount of any dividend declared on the Ordinary Shares and payable to the BVI Holdcos (or to the Investor on their behalf) equal to amounts due and payable by the BVI Holdcos to the Investors under the EB Subscription Agreement (including the EB Premium) at the end of the Financial Year for which such dividend on Ordinary Shares is declared;

EB PREMIUM has the meaning defined in the EB Subscription Agreement;

EB SUBSCRIPTION AGREEMENT means the agreement between Heng Xing Yue Investments Limited, Drag Investments Limited, Guoren Industrial Developments Limited and the Investors for the subscription of exchangeable bonds dated 17 September 2003;

EMPLOYMENT AGREEMENT means each of the respective employment agreements executed by the key officers and employees of the Company;

EXCHANGEABLE BONDS means the bonds issued by BVI Holdcos to the Investors under the EB Subscription Agreement;

FINANCIAL YEAR means a financial period of the Company commencing on 1 January and ending on 31 December;

FOUNDING SHAREHOLDERS means Mr. Gao Yingjie and Mr. Zhuang Kunjie (and FOUNDING SHAREHOLDER shall be construed accordingly);

GROUP means, in relation to a company, that company and its subsidiaries from time to time;

INTELLECTUAL PROPERTY RIGHTS means patents, copyrights, rights in designs, trade marks, rights in trade or business names or internet domain names, topography and database rights, moral rights, rights in confidential information (whether registered or


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

unregistered, and including applications for any such rights) and any intellectual property rights having the same or similar effect anywhere in the world;

INVESTOR CONSENT means the written approval by or on behalf of the holders of 85% of the Preference Shares and the Exchangeable Bonds (calculated on an as-converted, as-exchanged basis);

INVESTORS means Actis, SCPE, and JATF (and INVESTOR shall be construed accordingly);

INVESTORS DIRECTORS means those directors on the Board nominated by the Investors pursuant to Clause 3.2 or, in the case of the Subsidiary, a director on the board of directors of the Subsidiary nominated by the Investors;

LISTING means a listing of the Ordinary Shares on the NASDAQ National Market, New York Stock Exchange, The Hong Kong Stock Exchange Limited or the Singapore Stock Exchange;

LISTING CONDITIONS means an underwriter's firm underwriting commitment for an offering price based on a post-money market capitalization for the Company of not less than (i) US$115,000,000 and (ii) a price/earnings ratio of 8.6 with respect to the audited net profit after tax of the Company for the previous Financial Year prior to the Listing or such other criteria to be agreed upon by the BVI Holdcos and the Investors;

MEMORANDUM AND ARTICLES means the Company's memorandum and articles of association;

ORDINARY SHARES means ordinary shares of US$0.01 each in the capital of the Company;

PARTIES means Actis, SCPE, JATF, the BVI Subsidiary, the Subsidiary, Heng Xing Yue Investments Limited, Drag Investments Limited, Guoren Industrial Developments Limited, Mr. Gao Yingjie, Mr. Zhuang Kunjie and the Company (and PARTY shall be construed accordingly);

PREFERENCE SHARES means the redeemable convertible preference shares of US$0.01 each in the Company;

PRC means mainland China;

RESERVED MATTERS means those matters set out in Clause 4.2;

SHAREHOLDERS means the parties or members of the parties' Groups who legally or beneficially own Shares from time to time (and Shareholder shall be construed accordingly);

SHARE(S) means any shares or other securities of the Company, of any type whatsoever, regardless of class of rights, whether now authorized or not, and rights, options or warrants to purchase any securities of any type whatsoever that are, or may become convertible or exchangeable into shares or voting securities of the Company;


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

SUBSIDIARIES means any undertaking in which the Company (or persons acting on its behalf for the time being) directly or indirectly holds or controls either:
(a) a majority of the voting rights exercisable at general meetings of the members of that undertaking on all, or substantially all, matters; or (b) the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of that undertaking on all, or substantially all, matters;

TERMINATION DATE means the date of termination of the Employment Agreement; and

UNDERTAKING means a body corporate or partnership or an unincorporated association carrying on trade or a business with or without a view to profit. In relation to an undertaking which is not a company, expressions in this Agreement appropriate to companies are to be construed as references to the corresponding persons, officers, documents or organs (as the case may be) appropriate to undertakings of that description.

HEADINGS

1.2  The headings in this Agreement do not affect its interpretation.

AGREED FORM

1.3 A reference to a document in this Agreement in the AGREED FORM is to a document agreed by the parties and initialed by them or on their behalf for identification purposes.

EXERCISE OF POWERS OF CONTROL

1.4 Where any obligation in this Agreement is expressed to be undertaken or assumed by any party, that obligation is to be construed as requiring the party concerned to exercise all rights and powers of control over the affairs of any other person which it is able to exercise (whether directly or indirectly) in order to secure performance of the obligation.

SCHEDULES

1.5  References to Schedules are to the schedules to this Agreement.

KNOWLEDGE, INFORMATION, BELIEF AND AWARENESS

1.6 References to the knowledge, information, belief or awareness of any person shall be treated as including any knowledge, information, belief or awareness which the person would have if the person made all usual and reasonable enquiries.

2.   PURPOSE OF THE COMPANY

BUSINESS

2.1 The business of the Company Group shall be technology development, production and sale of telecommunications products, investment in and


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

     establishment of related businesses and information consultancy and to endeavor to maximize economic benefits to the parties.

COMMERCIAL PRINCIPLES

2.2 The business of the Company Group shall be conducted in the best interests of the Company in accordance with the general principles of the then current Business Plan approved by the Board as well as ethical business practices and compliance with PRC law and on sound commercial profit-making principles with the aim of generating the maximum achievable maintainable profits available for distribution.

     Without limiting the generality of the foregoing, the Company will use its best endeavors to ensure that the business of the Company and each Company Group Member will be designed and carried on in a way that:

     (a) provides safe and healthy working conditions for its employees and contractors;

     (b) encourages the efficient use of natural resources and promotes the protection of the environment;

     (c) treats all employees fairly in terms of recruitment, progression, remuneration and conditions of work, irrespective of gender, race, color, language, disability, political opinion, age, religion, or national/social origin;

     (d) allows consultative workplace structures and associations which provide employees with an opportunity to present their views to management;

     (e) takes account of the impact of its operations on the local community and seeks to ensure that potentially harmful occupational health and safety, environmental and social effects are properly assessed, addressed and monitored;

     (f) upholds high standards of business integrity and honesty, and operates in accordance with local laws and international good practice (including those intended to fight extortion, bribery and financial crime); and

     (g) properly records, reports and reviews financial and tax information relating to the business.

3.   DIRECTORS AND MANAGEMENT

SUPERVISION BY THE BOARD

3.1 The Board shall, subject to the Reserved Matters, be responsible for the overall direction, supervision and management of the Company.


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

3.2  The Board shall comprise seven Directors of whom:

     (a) Actis shall be entitled to nominate, appoint and maintain in office one Director as well as one non-voting observer;

     (b) SCPE shall be entitled to nominate, appoint and maintain in office one Director as well as one non-voting observer;

     (c) JATF shall be entitled to nominate, appoint and maintain in office one Director as well as one non-voting observer;

     (d) Heng Xing Yue Investments Limited shall be entitled to nominate, appoint and maintain in office one Director as well as one non-voting observer;

     (e) Drag Investments Limited shall be entitled to nominate, appoint and maintain in office one Director as well as one non-voting observer; and

     (f) Guoren Industrial Developments Limited shall be entitled to nominate, appoint and maintain in office two Directors as well as one non-voting observer.

     The rights of any Shareholder to nominate, appoint and maintain in office a Director(s) as indicated in this Clause 3.2 shall continue for as long as such Shareholder, in conjunction with its affiliates, holds a minimum of 25% of its holdings owned immediately post-Completion (on an as-converted, as-exchanged basis). For the avoidance of doubt, the exercise of conversion or exchange rights on the Shares or Exchangeable Bonds shall not be deemed to diminish the holdings of any Investor for the purpose of calculating its Director appointment rights.

APPOINTMENT AND REMOVAL OF DIRECTORS

3.3 A party may appoint or remove a Director nominated by it by notice to the Company signed by it or on its behalf. The appointment or removal shall take effect when the notice is delivered to the Company, unless the notice indicates otherwise. The parties shall use their respective votes in the Company to ensure that the Board is constituted by persons nominated and appointed in the manner set out in this Agreement. For the avoidance of doubt, the appointment and removal of any Investors Director shall reside only with the appointing party.

QUORUM

3.4 The quorum for transacting business at any Board meeting shall be five Directors (including two Investors Directors) present (whether in person or by means of a conference telephone or any other equipment which allows all participants in the meeting to speak to and hear each other simultaneously) when the relevant business is transacted. If a quorum is not present, the Board meeting shall be automatically postponed for five Business Days at the same


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

     time and place (and notice to that effect shall be given to all Directors), and a quorum shall be formed when any four of the Directors are present in the manner as aforesaid subject to Clause 4 (Reserved Matters). A Director shall be regarded as present for the purpose of a quorum if represented by an alternate Director in accordance with the Memorandum and Articles.

CONVENING DIRECTORS' MEETINGS

3.5 Any three Directors may call a meeting of the Board. The Directors shall hold Board meetings in the PRC, and such meetings shall be held quarterly to the extent practical but in any case at least once every six months.

NOTICE AND AGENDA

3.6 At least 14 days' written notice shall be given to each Board member of any Board meeting in accordance with the Memorandum and Articles unless at least four Directors, including two Investors Directors, approve a shorter notice period. Any notice shall include an agenda identifying in reasonable detail the matters to be discussed at the meeting together with copies of any relevant papers to be discussed at the meeting. If any matter is not identified in reasonable detail, the Board shall not decide on it, unless all Board members agree otherwise in writing to waive such notice.

BOARD VOTING

3.7 Subject to Clause 4 (Reserved matters), the Board shall decide on matters by simple majority vote. Each Director shall have one vote. Any Director who is absent from a meeting may nominate any other person or persons to act as his alternate and to vote in his place at the meeting.

4.   RESERVED MATTERS

USE OF POWERS

4.1 The parties shall use their respective powers to ensure, so far as they are legally able, that no action or activity falling into the scope of any of the Reserved Matters is taken (whether by the Board, the Company, any Company Group Member or any of the officers or managers within the Company Group) unless such matter has been approved by a majority of the Board including two Investors Directors. For the avoidance of doubt, (1) the construction of a headquarters with a floor area of no more than 15,000 square meters and (2) items under Clauses 4.2(b), 4.2(d-h), and 4.2(l) covered by a Business Plan or Budget properly approved as a Reserved Matter under Clause 4.2(c), provided that such items in (2) are described in sufficient detail in the Business Plan or Budget to enable the Investors Directors to give informed consent on each such item when approving the Business Plan or Budget.

RESERVED MATTERS

4.2  The Reserved Matters are:


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     (a)  changes in share capital

          changing the authorized or issued share capital of any Company Group Member, including the issue of Shares or other securities and the granting of any option to issue of Shares or other securities save for any issue of Ordinary Shares (i) at a price based on a pre-money equity valuation of the Company of not less than US$118,147,500 and
          (ii) that does not cause the aggregate of all Ordinary Shares issued as a non-Reserved Matter under this Clause 4.2(a) (if any) to exceed 15% of the issued Ordinary Share capital (on a fully-diluted basis as calculated on the date of Completion);

     (b)  changes in name or nature of business

          changing the name of any Company Group Member (save for the change of the name of the Company to include the Chinese translation) or changing the nature or scope of the business of any Company Group Member, including the addition of any new business and the termination of any existing business;

     (c)  Business Plan and Budget

          adopting each Business Plan and Budget;

     (d)  borrowings

          any Company Group Member borrowing or raising money (including entering into any finance lease, but excluding trade credit and other short-term borrowings incurred in the ordinary course of operations) which would result in the Company Group's aggregate borrowing exceeding RMB10 million;

     (e)  investments and capital expenditure and commitments

          any Company Group Member making any investment incurring any capital expenditure or commitment singly, or cumulatively in any quarter, in excess of RMB10 million;

     (f)  acquisitions and disposals

          any Company Group Member acquiring or disposing of (whether in a single transaction or series of transactions and whether by way of merger, consolidation, other business, combination or otherwise) any business, assets or any shares in any company where the value of the acquisition or disposal exceeds RMB10 million;

     (g)  partnerships and joint ventures

          any Company Group Member entering into or making a material alteration to any partnership or joint venture involving a new or amended business registration, profit-sharing agreement directly or indirectly involving an amount in excess of RMB 10 million, or technology license or collaboration;

     (h)  material contracts

          any Company Group Member entering into any contract, guarantee, liability or commitment which:

          (i)  falls outside the scope of the Business; and

          (ii) singly or cumulatively in any quarter could involve an obligation of a material magnitude or nature; for this purpose MATERIAL means a liability for expenditure in excess of RMB5 million (including the allocation of non-cash resources such as personnel).

     (i)  charges

          creating any mortgage, charge, encumbrance or other security interest of any nature in respect of all or any material part of any Company Group Member's undertaking, property or assets save as security in respect of any liability of any Company Group Member and the value of such security shall not exceed three times the amount of the liability to be secured or in the case where accounts receivable are comprised in the security, the security coverage ratio shall be reduced to two.

          For the purpose of this Clause 4.2(i), in the case of dispute, the value of the security shall be determined by the Auditors.

     (j)  dividends

          any Company Group Member declaring or paying any dividend (whether final or interim) or other distribution with the exception of (i) the EB Dividends and (ii) for each Financial Year and so long as the Preference Dividends (as defined in the Articles) have been paid for that year, declaration (but not payment) by the Company of dividends for the Ordinary Shares (D_Ord) calculated as follows:

                   (1-b)
          D_Ord = (----- X (D_PF + D_EB))
                     b

          where,

          D_Ord = Dividend on Ordinary Shares that may be declared (but not paid) as a non-Reserved Matter under this Clause 4.2(j)

          D_PF = Preference Dividends that have been paid in that Financial Year


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

          D_EB = EB Dividends less any EB Premium that have been paid in that Financial Year

          b = Percentage of outstanding shareholdings held by Investors on an as-

                                           (P + EB)
          converted, as-exchanged basis = (--------)
                                              TSC

          P = Number of Ordinary Shares that would result from the conversion of all Preference Shares outstanding

          EB = Number of Ordinary Shares that would result from the exchange of all Exchangeable Bonds outstanding

          OS = Number of Ordinary Shares outstanding less EB

          TSC = Total number of Ordinary Shares that would be outstanding when Investors have fully converted their Preference Shares = P + OS + EB

Example (for illustration purposes only):

At Completion:

P = 67,269;
EB = 262,731
OS = 670,000
TSC = 1,000,000
b = (67,269 + 262,731)/1,000,000 = 33.0%
D_PF = 5% * US$5,300,000 = US$265,000
D_EB = 5% * US$20,700,000 = US$1,035,000
D_Ord = $2,639,394

     (k)  litigation

          any Company Group member initiating or carrying on litigation or other dispute resolution proceedings (i) which could have a material effect on the Company Group or (ii) involves a claim in excess of RMB 10 million.

     (l)  connected party transactions

          any transaction, loan, undertaking, warranty, guarantee or arrangement or agreement between (i) a BVI Holdco or Founding Shareholder (or any Connected Person of a BVI Holdco or Founding Shareholder); and (ii) any Company Group Member save as provided in the Business Plan and the Budget that have been approved in accordance with Clauses 4.1 and 4.2(c).


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

     (m)  amendment of memorandum and articles

          any alteration of the Memorandum and/or Articles or other constitutional documents of any Company Group Member (save in connection with a Listing approved by the Investors and the BVI Holdcos in accordance with Clause 20.2.

     (n)  subsidiaries

          any changes in the ownership of Subsidiaries (whether in a single transaction or series of transactions and whether by way of merger, consolidation, other business, combination or otherwise).

     (o)  liquidation and winding-up

          any Company Group Member entering liquidation or bankruptcy proceedings or taking any action with respect to debts due and payable that may cause it to enter liquidation or bankruptcy proceedings;

4.3 In the event that any action is taken on any Reserved Matter by any Company Group Member without the approval of a majority of the Board including two Investors Directors as required under Clause 4.1, any of the Investors shall have the right to issue notice to the Company of breach of the relevant undertakings and demand that specified remedial action be taken by the relevant Company Group Member(s). Such remedial action may include, at the sole option of the Investors and without prejudice to any claim for damages, unwinding any action taken in respect of a Reserved Matter or relevant post-Completion undertaking. If such remedial action is not completed within 30 days of the date of issuance of such notice, the Investors shall have the right to redeem the Preference Shares in accordance with Article 12(h)(iii) of the Articles.

MEETINGS OF SHAREHOLDERS

4.4 General meetings of the shareholders shall take place in accordance with the applicable provisions of the Memorandum and Articles including on the basis that:

     (a) the quorum shall be duly authorized representatives of four Shareholders (with one Shareholder being permitted to appoint one representative for such meeting) shall constitute a quorum provided that if a quorum is not present, the Shareholders meeting shall be automatically postponed for five Business Days at the same time and place (and notice to that effect shall be given to all Directors), and a quorum shall be formed when any three Shareholders are present in the manner aforesaid;

     (b) the notice of meeting shall set out an agenda identifying in reasonable detail the matters to be discussed; and

     (c) a decision to approve any of the Reserved Matters shall require the affirmative vote of the representatives of two Investors present at the meeting in accordance with Clause 4.1.

     Any matters requiring a general meeting of or approval by the Shareholders under relevant laws, but not covered by the Reserved Matters, shall be dealt with in accordance with the Memorandum and Articles.

REMUNERATION COMMITTEE

4.5  The parties shall procure that:

     (a) there shall be a standing committee of the Board called the remuneration committee which shall comprise the Chairman of the Board, one of the Investors Directors and any one other Director (other than the Investor Directors) (the REMUNERATION COMMITTEE);

     (b) the Chief Executive of the Company Group shall have a right to notice of all meetings of the Remuneration Committee and to attend and speak at all or any such meetings other than on matters concerning his own remuneration but shall not be a member of the Remuneration Committee; and

     (c) the Remuneration Committee shall have the sole authority to make determinations on all matters concerning the emoluments of the Founding Shareholders and other managers (including, without limitation, salary reviews and the setting of bonus levels and performance targets).

AUDIT COMMITTEE

4.6 The parties shall procure that there shall be a further standing committee of the Board called the audit committee which shall comprise the Chairman of the Board, one of the Investors Directors and any one other Director (other than the Investor Directors) (the AUDIT COMMITTEE) and that the Audit Committee shall:

     (a) review the financial statements of the Company Group Members and, as necessary, take advice to be assured that the principles and policies adopted comply with statutory requirements and with the best practices in accounting standards;

     (b) consult with the external auditors (and, if any, internal auditors) regarding the extent of their work;

     (c) seek to satisfy itself that the internal control and compliance environment within the Company Group Members is adequate and effective; and

     (d) recommend to the Board the appointment and level of remuneration of the external auditors.

LISTING COMMITTEE

4.7 The parties shall procure that there shall be a further standing committee of the Board called the Listing Committee which shall comprise seven Directors including three Investors Directors (the LISTING COMMITTEE) and that the Listing Committee shall select underwriters and financial advisers and explore and pursue a Listing of the Company.

SUBSIDIARIES

4.8 The board of directors of the BVI Subsidiary shall consist of the same individuals as the Board in accordance with Clause 3.2. The board of directors of the Subsidiary shall consist of six directors including one Investors Director. The board of directors of the Subsidiary shall decide all matters (with the exception of matters by statute requiring a unanimous vote) with the approval by a simple majority of directors (including one Investors Director) either present at a meeting or by written resolution except for items within the scope of earlier resolutions which have been approved by the Directors which only require approval by a simple majority of directors, provided that the relevant items are described in sufficient detail in such earlier resolution to enable the Investors Director to give informed consent on each item. The directors of the BVI Subsidiary and the Subsidiary shall be appointed and removed by the Board subject to Clause 3.3.

5.   INFORMATION AND REPORTING

INSPECTION AND INFORMATION

5.1 Each party may examine the separate books, records and management accounts to be kept by each Company Group Member. The Company shall supply each party all information, in such form as a party reasonably requires, to keep it properly informed about the business and affairs of the Company Group Members and generally to protect its interests as a Shareholder and, in particular, the Company shall notify each party of any material development to, or affecting the business of, each Company Group Member.

5.2 Each party shall be entitled, upon reasonable notice to the Company, to inspect the facilities and premises of any Company Group Member and to discuss the business operations, properties and financial and other condition of any Company Group Member with its officers, employees, directors and independent certified accountants, advisers and investment bankers.

ACCOUNTS, BUSINESS PLAN AND BUDGETS

5.3 Without prejudice to the generality of Clause 5.1, the Company shall supply the parties with copies of:

     (a) the annual consolidated financial statements of the Company (including all the information contained in the Accounts), audited by a recognized international accounting firm in a form acceptable to the Investors and in accordance with International Accounting Standards or generally accepted accounting principles, standards and practices in Hong Kong within four months following the end of the period to which such financial statements relate;

     (b) each Business Plan and Budget for each Financial Year by the end of February in that Financial Year;

     (c) consolidated monthly management accounts (in English and Chinese) and business reports (in Chinese) of the Company Group, substantially in the form of the specimen attached as Schedule 2, prepared in accordance with International Accounting Standards or generally accepted accounting principles, standards and practices in Hong Kong, to include a consolidated profit and loss account, balance sheet and cash flow statement (including a retrospective comparison of actual versus budgeted profit and loss and cash flow and a rolling forecast of profit and loss and cash flow) broken down according to the principal divisions of the Company Group and including a statement of progress against the relevant Business Plan, within 20 days of the end of each month to which such report relates;

     (d) written details (including management's reasonable estimate of potential liability thereunder) of any litigation or arbitration commenced or threatened against any member of the Company Group which, if successful, would be likely to have a material adverse effect on the Company Group as soon as practicable after such litigation or arbitration is threatened or commenced; and

     (e) copies of all board minutes or resolutions passed by the board of directors of any Company Group Member.

6.   CONFIDENTIALITY

CONFIDENTIALITY OBLIGATION

6.1 Each of the parties shall use (and shall ensure that each of their respective Subsidiaries shall use) all reasonable endeavors to keep confidential (and to ensure that their respective officers, employees, agents and professional and other advisers keep confidential) any information:

     (a) which it may have or acquire before or after the date of this Agreement in relation to any Company Group Member's customers, business, assets or affairs; this includes, without limitation, any information provided pursuant to Clause 5 (Information and reporting);

     (b) which it may have or acquire before or after the date of this Agreement in relation to the customers, business, assets or affairs of another party resulting from:

          (i)  negotiating this Agreement;

          (ii) being a Shareholder;

          (iii) having appointees on the Board; or

          (iv) exercising its rights or performing its obligations under this Agreement; or

     (c) which relates to negotiations relating to this Agreement or the contents of this Agreement (or any agreement or arrangement entered into pursuant to this Agreement).

     Without limiting the generality of the foregoing, none of the parties shall without the prior written approval of the others make any announcement concerning or otherwise disclose or divulge any information concerning the terms herein except with regard to the Investors' involvement or interest in the Company.

EXCEPTIONS FROM CONFIDENTIALITY OBLIGATION

6.2  The obligation of confidentiality under Clause 6.1 does not apply to:

     (a) the disclosure (subject to Clause 6.3) on a 'need to know' basis by a party to a company which is a member of that Group (or a shareholder of such member) where the disclosure is for a purpose reasonably incidental to this Agreement;

     (b) information which is independently developed by the relevant party or acquired from a third party to the extent that it is acquired with the right to disclose the same;

     (c) the disclosure of information to the extent required to be disclosed by law, any stock exchange regulation or any binding judgment, order or requirement of any court or other competent authority;

     (d) the disclosure of information to any tax authority to the extent reasonably required for the purposes of the tax affairs of the party concerned or any member of its Group;

     (e) the disclosure (subject to Clause 6.3) in confidence to a party's professional advisers of information reasonably required to be disclosed for a purpose reasonably incidental to this Agreement or for the purpose of assessing such person's investment in the Company Group;

     (f)  the disclosure of information to lenders;

     (g) information which becomes within the public domain (otherwise than as a result of a breach of this Clause 6);

     (h) any announcement made in accordance with the terms of Clause 22 (Counterparts);

     (i) information disclosed by any Investor (or its fund manager) for the purposes of fund reporting or inter-fund reporting or to its fund manager and its respective affiliates, advisers, consultants, auditors, directors, officers, employees, shareholders, investors or insurers;

     (j) information disclosed by any Investor to a bona fide proposing investor of any class of shares (including without limitation a Sale as defined in the Articles) provided that such Investor shall provide a confidentiality undertaking in favor of the Company in the agreed form; or

     (k) information disclosed by any Director to its appointor or any of its affiliates or otherwise in accordance with the foregoing provisions of this Clause 6.2.

EMPLOYEES, AGENTS AND ADVISERS

6.3 Each of the parties shall inform (and shall ensure that any subsidiaries of it shall inform) any officer, employee or agent or any professional or other adviser advising it in relation to the matters referred to in this Agreement, or to whom it provides Confidential Information, that such information is confidential and shall instruct them:

     (a)  to keep it confidential; and

     (b) not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with the terms of this Agreement).

     The disclosing party is responsible for any breach of this Clause 6 by the person to whom the Confidential Information is disclosed.

RETURN OF CONFIDENTIAL INFORMATION

6.4 If this Agreement terminates, each party may by notice require the others to return the first party's Confidential Information. If so, each other party shall (and shall ensure that its subsidiaries and its officers and employees and those of its subsidiaries shall) return all original written documents containing Confidential Information which have been provided by or on behalf of the party demanding the return of Confidential Information (save, in each case, as required by law or regulation, for any submission to or filings with governmental, tax or regulatory authorities). The other party shall return or destroy the Confidential Information as soon as practicable after receiving notice.

SURVIVAL AFTER TERMINATION

6.5 The provisions of this Clause 6 shall continue to apply for two years after termination of this Agreement.

INTELLECTUAL PROPERTY

6.6 Any Intellectual Property Rights created by the Company Group are to be owned by the Company Group whether the creation thereof has been contributed to by a party or otherwise. The Company, each of the BVI Holdcos, each of the Founding Shareholders, the BVI Subsidiary and the Subsidiary undertake to take all reasonable steps to protect the Intellectual Property Rights (whether owned, licensed or otherwise) of any Company Group Member which may include the registration of such Intellectual Property Rights with government departments or authorities in all relevant countries.

7.   RELATIONSHIP WITH THE FOUNDING SHAREHOLDERS AND THE INVESTORS

PROMOTION OF THE COMPANY GROUP'S INTEREST

7.1 The parties confirm their intention to promote the best interests of the Company Group and to consult fully on all matters materially affecting the development of the business of the Company Group. Each party shall act in good faith towards the other in order to promote the success of the Company Group.

NEW SHAREHOLDERS

7.2 Notwithstanding any other provision of this Agreement, the parties agree that no person shall become a holder of Shares (whether by way of subscription, transfer or otherwise, or indirectly through a Change of Control of a BVI Holdco) unless it has agreed to be bound by the continuing provisions of this Agreement.

RESTRICTIONS ON OTHER BUSINESS INTERESTS

7.3 Each Founding Shareholder undertakes and covenants that during his Employment he will not directly or indirectly:

     (a) be employed, engaged, concerned or interested in any other business or undertaking (except as provided in Clause 7.4); or

     (b) engage in any activity which the Board reasonably considers may be, or become, harmful to the interests of the Company or of any Company Group Member or which might reasonably be considered to interfere with the performance of his duties under his Employment Agreement with the Company.

7.4 Neither Mr. Gao Yingjie nor Guoren Industrial Developments Limited will, while Guoren Industrial Developments Limited or its Permitted Transferee (as defined in the Memorandum and Articles) holds Shares, make any investment in any other company which competes with any Company Group Member in excess of 3% of the total issued share capital of such company. Neither Mr. Zhuang Kunjie nor Drag Investments Limited will, while Drag Investments Limited or its Permitted Transferee (as defined in the Memorandum and Articles) holds Shares, make any investment in any other company which competes with any Company Group Member in excess of 3% of the total issued share capital of such company.

RESTRICTION ON COMPETITION ETC. AFTER TERMINATION OF EMPLOYMENT

7.5 Each Founding Shareholder undertakes and covenants with each Investor that he shall not, whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:

     (a) for the period of two years (subject to Clause 7.6) following the Termination Date of his Employment Agreement, solicit or entice away or endeavor to solicit or entice away from any Company Group Member any person, firm, company or other entity who is, or was, in the three years immediately prior to the Termination Date, a client of any Company Group Member with whom the Founding Shareholder had business dealings during the course of his employment in that three year period. Nothing in this Clause 7.5(a) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company Group;

     (b) for the period of two years (subject to Clause 7.6) following the Termination Date, solicit or entice away or endeavor to solicit or entice away from any Company Group Member any person, firm, company or other entity who is, or was, in the three years immediately prior to the Termination Date, a prospective client of such Company Group Member. For the purposes of this Clause 7.5(b) and Clause 7.5(d) the term "prospective client" shall mean any person, firm, company or other entity which was, in the three years immediately prior to the Termination Date, being actively solicited or responded positively to canvassing by any Company Group Member and with which solicitation the Founding Shareholder was personally involved during the course of his employment in that three year period. Nothing in this Clause 7.5(b) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company Group;

     (c) for the period of two years (subject to Clause 7.6) following the Termination Date, have any business dealings with any person, firm, company or other entity who is, or was, in the three years immediately prior to the Termination Date, a client of any Company Group Member with whom the Founding Shareholder had business dealings during the course of his employment in that three year period. Nothing in this Clause 7.5(c) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company Group;

     (d) for the period of two years (subject to Clause 7.6) following the Termination Date, have any business dealings with any person, firm, company or other entity who is, or was, in the three years immediately prior to the Termination Date, a prospective client of any Company Group Member with whom the Founding Shareholder had business dealings during the course of his employment in that three year period. Nothing in this Clause 7.5(d) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company Group;

     (e) for the period of two years (subject to Clause 7.6) following the Termination Date, solicit or entice away or endeavor to solicit or entice away any individual who is employed or engaged by any Company Group Member as a director or in a managerial, executive or technical capacity and with whom the Founding Shareholder had business dealings during the course of his employment in the three year period immediately prior to the Termination Date;

     (f) for the period of two years (subject to Clause 7.6) following the Termination Date, employ or engage, whether on an employed or self-employed basis or in any other office or capacity, any individual who is employed or engaged by any Company Group Member as a director or in a managerial, executive or technical capacity and with whom the Founding Shareholder had business dealings during the course of his employment in the three year period immediately prior to the Termination Date; and

     (g) for the period of two years (subject to Clause 7.6) following the Termination Date, carry on, set up, be employed, engaged or interested in a business anywhere in the PRC, including but not limited to Competitors (as defined in the Memorandum and Articles), which is or is about to be in competition with the business of the Company Group as at the Termination Date. It is agreed that in the event that any such company ceases to be in competition with the Company Group this Clause 7.5(g) shall, with effect from that date, cease to apply in respect of such company. The provisions of this Clause 7.5(g) shall not, at any time following the Termination Date, prevent the Founding Shareholder from holding shares or other capital not amounting to more than 3% of the total issued share capital of any company whether listed on a regulated market or not and, in addition, shall not prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company Group.

7.6  The period during which the restrictions referred to in Clauses 7.5(a) to
     (g) inclusive shall apply following the Termination Date shall be reduced by the amount of time during which, if at all, the Company suspends the Founding Shareholder under the provisions of his Employment Agreement.

7.7 The Founding Shareholders agree that if, during either the term of his employment with the Company or the period of the restrictions set out in Clauses 7.5(a) to (g) inclusive he receives an offer of employment or engagement, he will provide a copy of this Clause 7 to the offeror as soon as is reasonably practicable after receiving the offer and will inform the Investors of the identity of the offeror as soon as possible after the offer is accepted.

7.8 Each Founding Shareholder undertakes and covenants that at no time after the termination of his employment with the Company shall he directly or indirectly represent himself as being interested in or employed by or in any way connected with any Company Group Member, other than as a former director or employee of a Company Group Member and (where applicable) as a shareholder or former shareholder of the Company.

7.9 Each Founding Shareholder agrees that the restrictions imposed on him by this Clause 7 extend to any actions by the Founding Shareholder:

     (a)  on his own account;

     (b)  on behalf of any firm, company or other person;

     (c)  whether alone or jointly with any other person; or

     (d) as a director, manager, partner, shareholder, employee or consultant of any other person.

7.10 Each Founding Shareholder agrees that, having regard to all the circumstances, the restrictions in this Clause 7 are reasonable and necessary but no more than sufficient for the protection of each of the Investors and that they do not bear harshly on him. The parties agree that:

     (a) each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and

     (b) if any restriction is found to be void but would be valid and enforceable if some part of it were deleted, the restriction shall apply with the deletions that are necessary to make it valid and enforceable.

8.   TRANSFER OF SHARES

8.1 The Company and each BVI Holdco, Founding Shareholder and Investor undertake to observe and abide by the restrictions specified in the Articles (to the extent applicable to such party as specified in the Articles) with respect to transfer of Shares.

9.   FURTHER ASSURANCES

EXERCISE OF RIGHTS AND POWERS

9.1 So far as it is legally able, each party agrees to exercise all voting rights and powers (direct or indirect) available to it in relation to any person and/or the Company to ensure that the provisions of this Agreement are completely and punctually fulfilled, observed and performed and generally that full effect is given to the principles set out in this Agreement.

PERFORMANCE BY SUBSIDIARIES

9.2  Each party shall ensure that its subsidiaries perform:

     (a) all obligations under this Agreement which are expressed to relate to its respective subsidiary (whether as Shareholders or otherwise); and

     (b) all obligations under any agreement entered into by any of its subsidiaries pursuant to this Agreement.

     The liability of a party under this Clause 9.2 shall not be discharged or impaired by any amendment to or variation of this Agreement, any release of or granting of time or other indulgence to any of its subsidiaries or any third party or any other act, event or omission which but for this Clause would operate to impair or discharge the liability of such party under this Clause 9.2.

10.  NON-ASSIGNMENT

10.1 No party shall, nor shall purport, to assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it, or sub-contract the performance of any of its obligations under this Agreement in whole or in part (other than pursuant to a transfer of Shares to a third party in accordance with the terms of this Agreement and the Articles and, in the case of the Investors, to a member of its Group) or to its fund manager, other fund(s) managed by its fund manager.

10.2 Notwithstanding Clause 10.1, any rights of JATF under this Agreement may, without prejudice to the rights of JATF to exercise any such rights, be exercised by JAFCO Investment (Asia Pacific) Ltd. (JIAP) or any other fund manager of JATF or their nominees (JATF MANAGER), unless JATF has (i) given notice to the other parties that any such rights cannot be exercised by JIAP or a JATF Manager and (ii) not given notice to the other parties that such notice which is given under this Clause 10.2 has been revoked.

10.3 Notwithstanding Clause 10.1, Standard Chartered Bank (SCB) acts as an agent in the capacity of Fund Manager for Standard Chartered Private Equity Ltd.

     For the purposes of Section 118 of the Securities and Futures Act, this Agreement constitutes a contract note provided in the name of SCB. SCB's principal place of business, for the purposes of this Agreement, is 6 Battery Road, Singapore 049909.

10.4 Notwithstanding Clause 10.1, any or all of the rights, powers, discretions and consent of any Investor under this Agreement may be delegated to and/or exercised by an investment manager, investment adviser or general partner authorized from time to time to act on behalf of such Investor and/or by some other person or persons nominated by such Investor for the time being.

10.5 Notwithstanding any provision to the contrary contained herein, any Investor may transfer any of its rights and/or obligations under this Agreement (with or without a transfer of Shares) to one or more Permitted Transferees provided only that such transfer is not made to a Competitor. Permitted Transferee for the purposes of this Clause 10.5 only, means the following:

     (a) Any holding company or subsidiary of such Investor or a subsidiary of any such holding company or any partnership which is a subsidiary undertaking of such Investor or of any such holding company (each such entity being referred to as a "Member of the Investor Group"). The terms "holding company", "subsidiary" and "subsidiary undertaking" shall, for the purposes of this Clause 10.5 only, have the meanings given to them in the English Companies Act 1985;

     (b)  any investment fund:

          (i) in which such Investor or a Member of the Investor Group has made an investment equal to at least 10 percent of the total commitments to the fund; or

          (ii) which is managed by such Investor or a Member of the Investor Group or of which such Investor or a Member of the Investor Group is general partner or investment adviser;

     (c) any unitholder, shareholder, partner or participant in any fund referred to in (b) above;

     (d) any manager, general partner or investment adviser of any fund referred to in (b) above (or any officer, employee or partner of any such manager, general partner or investment adviser);

     (e) a trust for the benefit of any officer, employee or partner referred to in (d) above (and/or his or her family members); and

     (f) any trustee, nominee or custodian of any person referred to in (a)-(e) above.

11.  WAIVER OF RIGHTS

11.1 No waiver by a party of a failure by another party to perform any provision of this Agreement operates or is to be construed as a waiver in respect of any other failure whether of a like or different character.

12.  AMENDMENTS

12.1 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party (except that a variation of any provision of this Agreement which only affects the respective rights and obligations of the Founding Shareholders, the BVI Holdcos and the Investors as between themselves does not need the Company's agreement).

13.  INVALIDITY

13.1 If any provision of this Agreement is or is held to be invalid or unenforceable, then so far as it is invalid or unenforceable it has no effect and is deemed not to be included in this Agreement. This shall not invalidate any of the remaining provisions of this Agreement. The parties shall then use all reasonable endeavors to replace the invalid or unenforceable provision by a valid provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

14.  NO PARTNERSHIP OR AGENCY

14.1 Nothing in this Agreement (or any of the arrangements contemplated by it) is or shall be deemed to constitute a partnership between the parties nor, except as may be expressly set out in it, constitute either party the agent of the other for any purpose.

14.2 Unless the parties agree otherwise in writing, none of them shall:

     (a) enter into any contracts or commitments with third parties as agent for any Company Group Member or for the other party; or

     (b) describe itself as such an agent or in any way hold itself out as being such an agent.

15.  ANNOUNCEMENT

15.1 No formal public announcement or press release in connection with the signature or subject matter of this Agreement shall (subject to Clause 22.2) be made or issued by or on behalf of any of the Founding Shareholders, BVI Subsidiary, the BVI Holdcos or the Company or any of their respective Subsidiaries without the prior written approval of the other parties (such approval not to be unreasonably withheld or delayed).

15.2 If a Founding Shareholder, BVI Holdco, the BVI Subsidiary or the Company has an obligation to make or issue any announcement required by law or by any stock exchange or by any governmental authority, the relevant party shall give the other parties every reasonable opportunity to comment on any announcement or release before it is made or issued (provided that this shall not have the effect of preventing the party making the announcement or release from complying with its legal and/or stock exchange obligations).

16.  COSTS

16.1 Each party shall bear its own costs and expenses incurred in connection with negotiating, preparing and implementing this Agreement and the transactions contemplated by it.

17.  ENTIRE AGREEMENT

17.1 This Agreement sets out the entire agreement and understanding between the parties with respect to the subject matter hereof. This Agreement supersedes any and all previous agreements, discussions and understandings with respect to the subject matter hereof, except for matters contained in the Subscription and Shareholders Agreement dated 17 December 2003, which are not covered herein.

17.2 No party has relied or has been induced to enter into this Agreement in reliance on any representation, warranty or undertaking which is not set out in this Agreement.

17.3 Liability for fraudulent misrepresentation is not excluded.

18.  CONFLICT WITH MEMORANDUM AND ARTICLES

SUPREMACY OF THIS AGREEMENT

18.1 If the provisions of this Agreement conflict with the Memorandum and Articles or the constitutional documents of any Company Group Member, the provisions of this Agreement shall prevail as between the parties. The parties shall:

     (a) exercise all voting and other rights and powers available to them to give effect to the provisions of this Agreement; and

     (b) (if necessary) ensure that any required amendment is made to the Memorandum and Articles and/or constitutional document of any other Company Group Member.

NO FETTER ON THE COMPANY

18.2 The Company is not bound by any provision of this Agreement to the extent that it constitutes an unlawful fetter on any statutory power of the Company. This shall not affect the validity of the relevant provision as between the other parties to this Agreement or the respective obligations of the other parties as between themselves under Clause 16.1.


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

19.  TERMINATION OF AGREEMENT

DURATION

19.1 Unless otherwise provided in this Agreement, this Agreement shall continue in full force and effect for so long as the Investors or any member of any Investors Group holds Shares. If as a result of any issue, sale or disposal made in accordance with this Agreement, no Shares are so held, then this Agreement shall terminate and cease to be of any effect. This Agreement shall also terminate upon completion of a Listing notwithstanding that any Investors Group hold Shares. This shall not:

     (a) relieve any party from any liability or obligation for any matter, undertaking or condition which has not been done, observed or performed by that party before such termination;

     (b) affect the terms of any agreement replacing this Agreement entered into by the parties, or any successor of any of them holding Shares; or

     (c)  affect the terms of Clause 6 (Confidentiality) of this Agreement.

LIQUIDATION

19.2 This Agreement shall also terminate upon a resolution being passed to wind up the Company. In such event:

     (a) each of the parties shall co-operate (but without any obligation to provide any additional finance) with a view to enabling all existing obligations of the Company Group to be completed insofar as its resources allow. The parties shall consult together with a view to novating or re-allocating outstanding contracts within the Business in a suitable manner;

     (b) the Company Group shall not assume any new contractual obligation for the supply of products or services; and

     (c) unless the parties agree otherwise, the parties shall ensure that the Company is wound up as soon as practicable.

20.  EXIT

LISTING

20.1 Each of the parties confirms its intention to effect a Listing within three years from Completion.

20.2 Each of the Company, the BVI Subsidiary, the Subsidiary, and each BVI Holdco, Founding Shareholder and Investor agrees to take all necessary action as shall reasonably be requested by the Founding Shareholders to achieve a Listing that has been approved by the BVI Holdcos with Investor Consent, including, without limitation, assisting in the production of such documentation as is required to effect a Listing, providing reasonable assistance to those third party advisers advising the Company or Investors in relation to a Listing or potential Listing, agreeing to such undertakings in relation to the retention, disposal or manner of disposal of their Shares or securities received as consideration for Shares (known as "lock-ups") as are considered by the financial advisers in relation to such Listing necessary or desirable in connection with a Listing and agreeing to such warranties as are reasonably required in relation to a Listing.

20.3 Investor Consent shall be deemed to have been given with respect to such Listing if criterion (i) or (ii) in the Listing Conditions can be achieved.

20.4 Without limiting the generality of Clause 18.2, each of the parties agrees that subject to completion of a Listing, any Shares held directly or indirectly by the BVI Holdcos or the Founding Shareholders or any of their Permitted Transferees (as defined in the Memorandum and Articles) shall be subject to a lock-up period of 12 months after the expiry of the longest lock-up period required of the Investors by the underwriters save that Heng Xing Yue Investments Limited, upon the expiry of the longest lock-up period required of an Investor by the underwriters, shall be permitted to dispose of such number of shares of the Company which are the subject of the Listing that will be derived from 8% of the Ordinary Shares that are issued and outstanding as of the date immediately after Completion (as calculated prior to (i) any conversion of Preference Shares and (ii) any issue of new Ordinary Shares as a non-Reserved Matter under Clause 4.2(a)).

20.5 The parties acknowledge and accept that at the time of a Listing, the Investors will not give:

     (a) warranties, representations or any other form of undertaking in respect of the Company's affairs or otherwise (save that, if so requested by the purchaser or any underwriter, they will give a warranty and representation that they have good title to their Shares); or

     (b) lock-ups in relation to any Shares other than as may be required by statute or by the relevant stock exchange or the underwriters.

20.6 Each of the Investors confirms its intention to arrange as part of a Listing the placing of part of the Ordinary Shares derived from the Preference Shares and/or the Exchangeable Bonds held by them subject to (i) the Board's approval and (ii) the agreement of the underwriters, with the Investors to have priority over the other Shareholders in the disposal of such Shares.

GENERAL

20.7 The parties will procure, so far as they are able, that the provisions of this Agreement shall be applied in relation to any transfer, or proposed transfer, of Shares in the Company or any interest in those Shares.

21.  JOINT AND SEVERAL

21.1 The Investors' obligations under this Agreement are several and not joint. The obligations of the Company, the BVI Subsidiary, the Subsidiary and each Founding Shareholder and BVI Holdco are joint and several except where expressly indicated otherwise.

22.  NOTICES

NOTICES

22.1 Any notice or other formal communication to be given under this Agreement shall be in writing and signed by or on behalf of the party giving it. It shall be:

     (a)  delivered by hand; or

     (b) sent by (i) registered mail to him at his last known address or such other address (if any) as may for the time being be notified by him or on his behalf to the Company for that purpose and (ii) facsimile or other electronic communication, in each case, it shall be marked for the attention of the relevant party set out in Clause 20.2 (or as otherwise notified from time to time under this Agreement). Any notice given by hand delivery, fax or post shall be deemed to have been duly given:

     (a)  if hand delivered, when delivered;

     (b) Notice by means of registered mail and electronic communication shall be deemed sent on the latter of (i) the date of transmission of a facsimile or other electronic communication and (ii) three Business Days after the date of postage on registered mail.

ADDRESS OF NOTICES

22.2 The addresses and fax numbers of the parties for the purpose of Clause 20.1 are:

     (a)  CHINA GRENTECH CORPORATION LIMITED

          Address: 16/F Zhongyin Tower, Caitian Road, Futian District,
                   Shenzhen, the PRC

          Fax No: (86 755) 8350 1530

          For the attention of: Mr. GAO Yingjie / Mr. LIU Qingchang

     (b)  GRENTECH (BVI) LIMITED

          Address: 16/F Zhongyin Tower, Caitian Road, Futian District,
                   Shenzhen, the PRC

          Fax No: (86 755) 8350 1530

          For the attention of: Mr. GAO Yingjie / Mr. LIU Qingchang

     (c)  SHENZHEN GRENTECH COMPANY LIMITED:

          Address: 16/F Zhongyin Tower, Caitian Road, Futian District,
                   Shenzhen, the PRC

          Fax No: (86 755) 8350 1530

          For the attention of: Mr. GAO Yingjie / Mr. LIU Qingchang

     (d)  ACTIS CHINA INVESTMENT HOLDINGS NO. 1 LIMITED:

          Address: Les Cascades,
                   Edith Cavell Street,
                   Port Louis, Mauritius

          Fax:     +230-212-9833

          For the attention of: Yannick Roussety

          with a copy to: Actis China Limited
                          Beijing Representative Office
                          712, China World Tower 2
                          1 Jianguomenwai Dajie
                          Chaoyang District
                          Beijing 100004, China

          For the attention of: Bay Chong Chin and Benjamin Cheng

          Fax No: 8610-6505-8111

     (e)  STANDARD CHARTERED PRIVATE EQUITY LIMITED:

          Address: 5/F, 6 Battery Road #05-00
                   Singapore 049909

          Fax No:  65 6227-7028

          For the attention of: Head of Global Private Equity

     (f)  JAFCO ASIA TECHNOLOGY FUND
          c/o JAFCO Investment (Asia Pacific) Ltd.

          Address: 6 Battery Road
                   #42-01 Singapore 049909

          Fax No:  +65 6221-3690

          For the attention of: The President

          Copied to:

          JAFCO Investment (Hong Kong) Ltd.
          30/F, Two International Finance Centre
          8 Finance Street
          Central, Hong Kong

          Fax No: +852 2536-1979

          For the attention of: The General Manager

     (g)  MR. GAO YINGJIE / GUOREN INDUSTRIAL DEVELOPMENTS LIMITED:

          Address: 16/F Zhongyin Tower, Caitian Road, Futian District,
                   Shenzhen, the PRC

          Fax No: (86 755) 8350 1530

          For the attention of: Mr. GAO Yingjie

     (h)  MR. ZHUANG KUNJIE / DRAG INVESTMENTS LIMITED:

          Address: Level 9, No. 3 Building East, SEG Science &
                   Technology Industrial Park, Huaqiang Road North, Futian District, Shenzhen, the PRC

          Fax No: (86 755) 332 4074

          For the attention of: Mr. ZHUANG Kunjie

     (i)  HENG XING YUE INVESTMENTS LIMITED:

          Address: 16/F Zhongyin Tower, Caitian Road, Futian District,
                   Shenzhen, the PRC

          Fax No: + (86 755) 8350 1530

          For the attention of: Ms. Huang Yin

CHINESE LANGUAGE

22.3 All notices or formal communications under or in connection with this Agreement shall be in either English or Chinese or, if in any other language, accompanied by a translation into English.

23.  SETTLEMENT OF DISPUTES

23.1 If any dispute between the parties arises in connection with this Agreement, they shall use all reasonable endeavors to resolve the matter amicably. If one party gives another notice that a material dispute has arisen and those parties are unable to resolve the dispute within 30 days of service of the notice, then the dispute shall be referred to arbitration in accordance with Clause 21.2.

ARBITRATION

23.2 All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be in Hong Kong. The language of the arbitration shall be English.

24.  COUNTERPARTS AND LANGUAGE

24.1 This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

24.2 This Agreement is executed in English with translated Chinese drafts used during negotiations for reference only and have no legal effect.

25.  GOVERNING LAW

25.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

26.  AGENT FOR SERVICE OF PROCESS

26.1 Each of the Parties (other than Actis) to this Agreement shall at all times maintain an agent for service of process and any other documents in proceedings in Hong Kong or any other proceedings in connection with this Agreement. Any writ, judgment or other notice of legal process shall be sufficiently served on the relevant party if delivered to such agent at its address for the time being. If the agent at any time ceases for any reason to act as such, each of the Parties shall appoint a replacement agent having an address for service in Hong Kong and shall notify the other parties of the name and address of the replacement agent. Failing such appointment and notification, the Investors shall be entitled by notice to the relevant party(ies) to appoint a replacement agent to act on the relevant party's/parties' behalf. The provisions of this Clause applying to service on an agent apply equally to service on a replacement agent.

AS WITNESS this Agreement has been signed by the duly authorized representatives of the parties the day and year first before written.


SIGNED by /s/ Gao Yingjie
          ---------------------------
for and on behalf of
CHINA GRENTECH CORPORATION LIMITED
in the presence of: /s/ Yu Rong


SIGNED by /s/ Gao Yingjie
          ---------------------------
for and on behalf of
GRENTECH (BVI) LIMITED
in the presence of: /s/ Yu Rong


SIGNED by /s/ Gao Yingjie
          ---------------------------
for and on behalf of
SHENZHEN GRENTECH COMPANY LIMITED.
in the presence of: /s/ Yu Rong


SIGNED by /s/ Ashraf Ramtoola
          ---------------------------
for and on behalf of
ACTIS CHINA INVESTMENT HOLDINGS NO. 1 LIMITED
in the presence of: /s/ Kamalam Pillay Rungapadiachy


SIGNED by /s/ Alastair Morrison
          ---------------------------
for and on behalf of
STANDARD CHARTERED PRIVATE EQUITY LIMITED
in the presence of: /s/ Andrew Dawson


SIGNED by /s/ Vincent Chan Chun Hung
          ---------------------------
for and on behalf of
JAFCO ASIA TECHNOLOGY FUND
in the presence of: /s/ Wong Yun Pun


SIGNED by /s/ Gao Yingjie
          ---------------------------
for and on behalf of
GAO YINGJIE
in the presence of: /s/ Yu Rong


SIGNED by /s/ Huang Yin
          ---------------------------
for and on behalf of
HENG XING YUE INVESTMENTS LIMITED
in the presence of: /s/ Yu Rong


SIGNED by /s/ Zhuang Kunjie
          ---------------------------
for and on behalf of
ZHUANG KUNJIE
in the presence of: /s/ Chen Ming


SIGNED by /s/ Zhuang Kunjie
          ---------------------------
for and on behalf of
DRAG INVESTMENTS LIMITED
in the presence of: /s/ Chen Ming


SIGNED by /s/ Gao Yingjie
          ---------------------------
for and on behalf of
GUOREN INDUSTRIAL DEVELOPMENTS LIMITED
in the presence of: /s/ Yu Rong

                                   SCHEDULE 1

                                DEED OF ADHERENCE

THIS DEED is made on the _____ of _____ 200__ by [_] (the SUBSCRIBER).

THIS DEED WITNESSES as follows:

1. The Subscriber confirms that it has read a copy of an agreement dated _____ _____ 2005 made between (1) the COMPANY, (2) GrenTech (BVI) Limited, (3) Shenzhen GrenTech Company Limited, (4) Actis China Investment Holdings No.1 Limited, Standard Chartered Private Equity Limited and JAFCO Asia Technology Fund (therein referred to as the INVESTORS), (5) Heng Xing Yue Investments Limited, Drag Investments Limited and Guoren Industrial Developments Limited (therein referred to as the BVI HOLDCOS) and (6) Mr. Gao Yingjie and Mr. Zhuang Kunjie (which agreement is herein referred to as the AMENDED AND RESTATED SHAREHOLDERS AGREEMENT) and hereby covenants to each of the persons referred to in Clause 2(a) and (b) to be bound by the Amended and Restated Shareholders Agreement in all respects as if the Subscriber were a party to the Amended and Restated Shareholders Agreement as one of the [DELETE AS APPROPRIATE] Investors/BVI Holdcos and to perform all the obligations imposed on such a party to the Amended and Restated Shareholders Agreement, to be performed on, as on, or after the date hereof.

2. This Deed is made for the benefit of:

(a) the parties to the Amended and Restated Shareholders Agreement as at the date of the Amended and Restated Shareholders Agreement; and

(b) any other person or persons who may after the date of the Amended and Restated Shareholders Agreement (and whether prior to or after the date hereof) assume any rights or obligations under the Amended and Restated Shareholders Agreement and be permitted to do so by the terms thereof.

3. Save as expressly set out in the Amended and Restated Shareholders Agreement, in favor of the Subscriber, none of the parties to the Amended and Restated Shareholders Agreement:

(a) makes any representations or warranty or assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Amended and Restated Shareholders Agreement or any agreement entered into pursuant thereto;

(b) makes any representation or warranty or assumes any responsibility with respect to the content of any information regarding the Company or any member of the Group or otherwise related to the acquisition of Shares; or

(c) assumes any responsibility for the financial condition of the Company or any member of the Group or any other party to the Amended and Restated Shareholders Agreement or any other document; or

(d) assumes any responsibility for the performance and observance by the Company or any other party to the Amended and Restated Shareholders Agreement or any other document (save as expressly provided therein) of the Amended and Restated Shareholders Agreement or any other document, and any and all conditions and warranties, whether express or implied by law or otherwise, are to the extent legally possible excluded.

For the purposes of the Amended and Restated Shareholders Agreement, the Subscriber's address and other details for notices shall be:

Address: [ ]

Fax number: [ ]

For the attention of: [ ]

4. Words and expressions defined in the Amended and Restated Shareholders Agreement shall bear the same meanings herein.

5. This Deed shall be governed by and construed in accordance with the laws of Hong Kong. DULY DELIVERED as a Deed on the date and year first above written.

EXECUTED )
AND DELIVERED as a DEED by )
[INSERT NAME OF SUBSCRIBER] )
acting by two directors/a director and the secretary )

[EXECUTION BLOCK TO BE AMENDED TO REFLECT NATURE OF SUBSCRIBER]


[SIGNED by [ ] )
in the presence of: )]


[SIGNED by [ ] and )
[ ] for and on behalf )
of the Company )]

                                   SCHEDULE 2

    SPECIMEN OF CONSOLIDATED MONTHLY MANAGEMENT ACCOUNTS AND BUSINESS REPORTS


                                       38